For Immediate Release	Exhibit 99

Earl O. Bradley, III
Phone: 931-552-6176

Patrick C. Greenwell
Phone: 931-552-6176

FIRST ADVANTAGE BANCORP
ANNOUNCES QUARTERLY CASH DIVIDEND
AND ANNUAL MEETING DATE

Clarksville, Tennessee.  January 20, 2010.  First Advantage Bancorp (the “Company”) [Nasdaq:  FABK], the holding company for First Federal Savings Bank, today announced that its Board of Directors has declared a quarterly cash dividend of $0.05 per outstanding share of common stock.  The dividend will be paid on or about February 15, 2010 to stockholders of record as of the close of business on February 1, 2010.

Additionally, the Board of Directors announced today that the Company’s annual meeting of stockholders will be held at 1:00 p.m., local time, on Wednesday, May 19, 2010 at the First Federal Savings Bank,  North Clarksville Branch, 1800 Ft. Campbell Blvd., Clarksville, Tennessee.

First Advantage Bancorp is the holding company of First Federal Savings Bank.  Founded in 1953, First Federal Savings Bank is a federally-chartered savings bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with five full-service offices in Montgomery County, Tennessee, which is approximately 40 miles northwest of the City of Nashville.  The Bank offers a full range of retail and commercial financial services and its website address is http://www.firstfederalsb.com.